Exhibit 99.1
Cardiac Science Appoints Dave Marver as
Chief Operating Officer
Bothell, WA – November 3, 2008 – Cardiac Science [NASDAQ: CSCX] a global leader in advanced cardiac diagnosis, resuscitation, rehabilitation, and informatics products, announced the appointment today of David L. Marver as Executive Vice President and Chief Operating Officer.
“We created the COO position to build our strategic capabilities at a senior level,” said John Hinson, Cardiac Science President and CEO. “Dave impressed us with his strategic insight and global perspective as well as his broad operations and sales management experience. We are delighted to welcome him to Cardiac Science.”
In this new role, Mr. Marver will report to Mr. Hinson and will manage the daily operations of the company.
Mr. Marver brings to Cardiac Science significant medical device experience from his 14 years at Medtronic, where he held a number of senior leadership positions with large businesses including Cardiac Rhythm Management, Cardiac Surgery, and Diabetes. His roles at Medtronic included Vice President Strategy & Business Development, Vice President Sales, Vice President Marketing, and Vice President Product Strategy.
Mr. Marver also spent three years at Medtronic’s International Headquarters, where he led commercial activities for Medtronic’s Cardiac Rhythm Management business in Western Europe. In addition, he has significant experience in device informatics and connectivity, having served as US Business Director for Medtronic’s Patient Management business.
In addition to his Medtronic experience, Mr. Marver served as an Operations Manager for Accellent, a component supplier to the device industry. He also worked in human resources consulting with the HayGroup and as a Partner with Omega Fund Management, a life sciences investor.
Mr. Marver earned his BA from Duke University and his MBA from the Anderson School at the University of California, Los Angeles.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AEDs), electrocardiograph devices (ECGs), cardiac stress systems and treadmills, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The Company sells a variety of related products and consumables, and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit www.cardiacscience.com.

For more information,

Company Contact:	Investor Contact:	Media Contact:

Mike Matysik	Doug Sherk	Christopher Gale
Cardiac Science Corporation	Jenifer Kirtland	EVC Group, Inc.
Sr. Vice President and CFO	EVC Group, Inc.	(646) 201-5431
(425) 402-2009	(415) 896-6820	(203) 570-4681
cgale@evcgroup.com
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CSCX-G
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